(a)(1)(xxxi)

AMENDMENT NO. 30 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Amendment of Declaration of Trust

Effective: July 13, 2017

THIS AMENDMENT NO. 30 TO THE DECLARATION OF TRUST OF VOYA SEPARATE PORTFOLIOS TRUST (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees (the “Board”) of VSPT on July 13, 2017, with respect to Voya Target Retirement 2060 Fund (formerly, Voya Retirement Solution 2060 Fund), a series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Sections 5 and 6 and Article X, Section 1 of VSPT’s Declaration of Trust.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Separate Portfolios Trust (“VSPT”), do hereby certify that the following is a true copy of  resolutions duly adopted by the Board of Trustees of VSPT at a meeting held on July 13, 2017 with regard to Voya Target Retirement 2060 Fund (formerly, Voya Retirement Solution 2060 Fund) of VSPT:

RESOLVED, that pursuant to the Declaration of Trust, dated March 2, 2007, as amended (the “Declaration of Trust”) of Voya Separate Portfolios Trust (“VSPT”), a Delaware statutory trust, including Article III, Sections 5 and 6 and Article X, Section 1 of the Declaration of Trust, the Board of Trustees (the “Board”) of VSPT may determine in its sole discretion, without the need for shareholder action, so as to add to, delete replace or otherwise modify any provisions relating to the shares contained in the Declaration of Trust;

FURTHER RESOLVED, that the Board, including a majority of the Trustees who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), has evaluated the terms of the proposed amendment (the “Amendment”) to the Declaration of Trust, on behalf of Voya Target Retirement 2060 Fund (the “2060 Fund”), and considered such information as they deemed relevant to evaluating the Amendment, and has determined that the Amendment is consistent with the fair and equitable treatment of all shareholders;

FURTHER RESOLVED, that the 2060 Fund shall have the rights and preferences set forth in the Declaration of Trust with respect to a series of VSPT, except that subject to compliance with the 1940 Act, and the satisfaction of the conditions described in these resolutions, and without any action by the shareholders of the 2060 Fund, VSPT, on behalf of the 2060 Fund, and all existing and future classes, as set forth below, shall effect the transaction described below (the “Reorganization”):

As of the close of business on a date set by the Board of Trustees (the “Board”) of Voya Separate Portfolios Trust, and pursuant to an agreement and plan of reorganization (“Reorganization Plan”), the form of which shall be presented to the Board for approval: (i) the assets and liabilities belonging to each class of the shares of Voya Target Retirement 2060 Fund shall, as provided in the Reorganization Plan, automatically be exchanged for that number of shares of the class or classes of Voya Target In-Retirement Fund approved by the Board and having the aggregate net asset value equal to the aggregate net asset value of the shares of pertinent class or classes of the Voya Target Retirement 2060 Fund, and (ii) such shares of Voya Target In-Retirement Fund shall be issued and distributed to the holders of the respective class or classes of shares of Voya Target Retirement 2060 Fund in complete liquidation of Voya Target Retirement 2060 Fund.

FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to prepare, execute and deliver an Amendment to the Declaration of Trust to carry out the purpose of the foregoing resolutions, and to execute and deliver all such documents in the name of, and on behalf of, VSPT as in their judgment shall be necessary to accomplish the purpose of the foregoing resolutions, to be effective on a date deemed appropriate by the officers of VSPT.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: August 2, 2017